SCHEDULE A
                                     TO THE
        INVESTMENT ADVISORY AGREEMENT DATED SEPTEMBER 3, 2002 AS AMENDED
                                JANUARY 10, 2003
                                    BETWEEN
                        THE ADVISORS' INNER CIRCLE FUND
                                      AND
                         COMMERCE CAPITAL MARKETS, INC.


Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

         Portfolio                                                    Fee
         ---------                                                    ---

         Commerce Capital Government                                  0.50%
                  Money Market Fund

         Commerce Capital Treasury Obligations                        0.30%
                  Money Market Fund